UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2005 (June 16, 2005)

ALLOS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

000-29815

(Commission File Number)

Delaware	54-1655029
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

11080 CirclePoint Road, Suite 200

Westminster, Colorado 80020

(Address of principal executive offices and Zip Code)

(303) 426-6262

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On June 16, 2005, Allos Therapeutics, Inc. (“Allos” or the “Company”) and Hovione Inter Limited (“Hovione”) entered into a Manufacturing Agreement (the “Agreement”) covering the supply of EFAPROXYNTM (efaproxiral) bulk drug substance, efaproxiral sodium.  The Agreement has an effective date of May 30, 2005.  Under the terms of the Agreement, Allos is required to purchase a negotiated percentage of its annual requirements for efaproxiral sodium from Hovione, and Hovione is required to maintain the ability to deliver at least thirty thousand kilograms (30,000 kg) of efaproxiral sodium per year.

The Agreement has a term of seven years following Allos’ receipt of approval, if any, from the United States Food and Drug Administration to market EFAPROXYN in the United States.  Allos and Hovione each have customary termination rights, including termination for material breach or other events relating to insolvency or bankruptcy.  In addition, Allos may terminate the Agreement at any time if Allos decides to discontinue development or, if approved, marketing of EFAPROXYN.

The Manufacturing Agreement supersedes the Term Sheet for Contract API Supply, dated March 25, 1999, between Allos and Hovione, as confirmed by the letter agreement, dated January 11, 2000, between Allos and Hovione, pursuant to which Hovione previously supplied Allos with efaproxiral sodium.

A copy of the Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2005.

Item 8.01  Other Events.

On June 16, 2005, the Company issued a press release announcing the execution of the Agreement.  The press release is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press Release, dated June 16, 2005, entitled “Allos Therapeutics and Hovione Enter Into Manufacturing Agreement for EFAPROXYN™ Bulk Drug Substance”.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  June 16, 2005

ALLOS THERAPEUTICS, INC.

By:	/s/ Michael E. Hart
Michael E. Hart
Its:	President and Chief Executive Officer